                                   EXHIBIT 2

                             AMENDED AND RESTATED
                       AGREEMENT AND PLAN OF CONVERSION


     AMENDED AND RESTATED AGREEMENT AND PLAN OF CONVERSION, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"); Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"); and Plum Creek Management Company, L.P., a Delaware limited partnership ("PCMC"). This Amended and Restated Agreement and Plan of Conversion amends and restates the Agreement and Plan of Conversion, dated as of June 5, 1998, as amended on July 17, 1998.

     WHEREAS, the parties hereto desire to convert the ownership interests in the Partnership to ownership interests in a corporation which would elect to be subject to taxation as a real estate investment trust for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the provisions of this Agreement and the other agreements referred to herein;

     WHEREAS, the conversion described above, including the Merger (as hereinafter defined) and each of the other transactions set forth in Article I shall be referred to herein as the "Conversion";

     WHEREAS, to that end, the Corporation has been formed and the Corporation has (i) formed Plum Creek Timber Company I, L.L.C., a single member Delaware limited liability company and a wholly-owned subsidiary of the Corporation ("LLC I"), and (ii) together with LLC I, formed Plum Creek Acquisition Partners, L.P., a Delaware limited partnership ("Merger LP"), whose 99% limited partner is the Corporation and whose 1% general partner is LLC I; and

     WHEREAS, PCMC and the Partnership hold a 2% general partner interest and 98% limited partner interest, respectively, in Plum Creek Manufacturing, L.P. a Delaware limited partnership (the "Manufacturing Partnership").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Conversion and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                THE CONVERSION

     SECTION 1.1  The Recapitalization.  The Partnership and PCMC shall
                  --------------------
recapitalize Plum Creek Marketing, Inc., a Delaware corporation ("Marketing"), as follows (collectively, the "Recapitalization"):

          (a) Prior to the Effective Time (as defined below), the Partnership and PCMC, as the 96% and 4% stockholders, respectively, of Marketing, shall cause Marketing to amend its Certificate of Incorporation (the "Marketing Charter Amendment") to create two classes of common stock: voting common stock (the "Voting Common Stock") and nonvoting common stock (the "Nonvoting Common Stock"). The Nonvoting Common Stock and the Voting Common Stock will participate pro rata in all cash dividends paid by Marketing to its common stockholders, but the Nonvoting Common Stock will have no right to vote on the election of directors of Marketing or on any other transaction for which stockholders of Marketing may otherwise be given the right to vote pursuant to applicable law. The Marketing Charter Amendment will also provide that each outstanding share of Marketing's common stock, par value $.01 per share, will be reclassified into
9.9 shares of Nonvoting Common Stock.

          (b) Concurrently with the effectiveness of the Marketing Charter Amendment under the Delaware General Corporation Law, Marketing shall issue 10 shares of the Voting Common Stock, representing 1% in number of shares of its outstanding common stock, to members of management of the Partnership for their fair market value, as determined by the Partnership and agreed to by the other parties, with no single member holding in excess of 20% of such Voting Common Stock. The terms of any acquisition of securities by management pursuant to this section (including the terms of any financing obtained from the Partnership, the Corporation or any of their respective subsidiaries with respect thereto) shall be subject to the reasonable approval of the parties.

     SECTION 1.2  The Corporate Subsidiary Formation. Immediately before the
                  ----------------------------------
Effective Time, PCMC shall cause the Manufacturing Partnership to contribute the Manufacturing Assets (as defined below) to three newly-formed, Delaware corporations (the "Corporate Subsidiaries") in exchange for 990 shares of nonvoting common stock of each of the Corporate Subsidiaries (representing 99% in number of shares of the outstanding common stock), and members of the management of the Partnership shall acquire a total of 10 shares of the voting common stock (representing 1% in number of shares of the outstanding common stock) of each of the Corporate Subsidiaries for their fair market value, as determined by the Partnership and agreed to by the other parties, with no single member holding in excess of 20% of such voting common stock. The terms of any acquisition of securities by management pursuant to this section (including the terms of any financing obtained from the Partnership, the Corporation or their respective subsidiaries with respect thereto) shall be subject to the reasonable approval of the parties. "Manufacturing Assets" means substantially all of the assets and liabilities of the Manufacturing Partnership relating to its manufacturing operations, to be specified on a schedule to be provided by the Partnership within 90 days after the date hereof, but in no event later than 20 days before mailing of the Proxy Statement/Prospectus (as hereinafter defined).

     SECTION 1.3  The Mergers. Subject to the terms and conditions of this
                  -----------
Agreement and the Merger Agreement referred to below:

          (a)  The Partnership Merger. At the Effective Time (as defined below),
               ----------------------
the Partnership shall be merged (the "Partnership Merger") with and into Merger LP pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex 1 (the "Partnership Merger Agreement"), and the separate existence of the Partnership shall cease. Merger LP shall be the surviving entity in the Partnership Merger and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of the Partnership and Merger LP shall vest in Merger LP and continue unaffected by the Partnership Merger. The manner of converting the securities of the Partnership and Merger LP shall be substantially as set forth in Section 5 of the Partnership Merger Agreement.

          (b)  The PCMC Merger. Concurrently with the Partnership Merger, PCMC
               ---------------
shall be merged (the "PCMC Merger" and, together with the Partnership Merger, the "Mergers") with and into the Corporation pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex 4 (the "PCMC Merger Agreement" and, together with the Partnership Merger Agreement, the "Merger Agreements"), and the separate existence of PCMC shall cease. The Corporation shall be the surviving entity in the PCMC Merger and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of PCMC and the Corporation shall vest in the Corporation and continue unaffected by the PCMC Merger. The manner of converting the securities of PCMC and the Corporation shall be substantially as set forth in Section 5 of the PCMC Merger Agreement. The parties acknowledge that, immediately following consummation of the Mergers, PC Advisory Partners I, L.P., a Delaware limited partnership ("PCAP") and PC Intermediate Holdings, L.P., a Delaware limited partnership ("PCIH" and, together with PCAP, the

"PCMC Partners"), will hold 27% of the aggregate outstanding equity of the Corporation.

     SECTION 1.4  Approvals and Timing
                  --------------------

          (a)  Limited Partner Approval. The Partnership and PCMC shall submit
               ------------------------
the proposed Conversion to the Unitholders for approval and adoption at a meeting to be held following completion and requisite dissemination of the Proxy Statement/Prospectus (as hereafter defined). In connection with such meeting, the Partnership shall take such reasonable steps as shall be necessary or appropriate for the prompt preparation and filing by the Partnership of a proxy statement (the "Proxy Statement") under the Securities Exchange Act of 1934 (the "Exchange Act") and by the Corporation of a registration statement and prospectus (the "Prospectus") under the Securities Act of 1933 (the "Securities Act"), with the SEC and shall cause such Proxy Statement/Prospectus to be mailed to the Unitholders as soon as practicable.

          (b)  Approval by Other Parties. PC Advisory Corp I, a Delaware
               -------------------------
corporation ("Corp I"), as the sole general partner of PCAP, as the sole general partner of PCMC, and as the sole general partner of the Partnership on the one hand, and the Corporation, on its own behalf and as the sole member of LLC I, and as the general partner of Merger LP, shall approve, adopt, execute and deliver each of the Merger Agreements prior to the Filing Date.

          (c)  Closing and Effective Time. Subject to the satisfaction of the
               --------------------------
conditions contained in Article IV hereof, the parties shall hold a closing (the "Closing") on (i) the later of (A) the business day following the meeting of the Unitholders to consider and vote upon the Conversion or (B) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 a.m. (local time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California, or at such other place or time as the parties hereto may agree. The Mergers shall become effective upon the filing of the certificates of merger related thereto (the "Effective Time"). At the Closing, the parties shall take appropriate steps to cause the transactions constituting the Conversion set forth in this Article I (including the Mergers) to be effected. All such transactions shall be deemed to have occurred sequentially on the Closing Date (except for the Mergers which shall be deemed to have occurred simultaneously), and, if any single transaction is not effected, then none of such transactions shall be effective.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

     SECTION 2.1  Representations and Warranties by the Partnership and the
                  ---------------------------------------------------------
Corporation. The Partnership and the Corporation represent and warrant to PCMC
-----------
that:

          (a)  Organization and Good Standing. The Partnership is a limited
               ------------------------------
partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. On the Closing Date, the Certificate of Incorporation and Bylaws of the Corporation then in effect will be in substantially the form attached hereto as Annexes 2 and 3, respectively. On the Closing Date, Merger LP will be a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

          (b)  Capitalization. The sole general partner of the Partnership is
               --------------
PCMC and, as of June 2, 1998, there are issued and outstanding 46,323,300 Units. The authorized capital stock of the Corporation consists of 1,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 100 shares are outstanding and owned by the Partnership. Immediately following the Effective Time, PCMC will hold 27% of the aggregate outstanding equity of the Corporation. On the Closing Date, the sole general partner of Merger LP will be LLC I, and the sole member of LLC I will be the Corporation.

          There is no outstanding option, warrant or other agreement or commitment (other than the Merger Agreement) to which either the Partnership or the Corporation is a party or by which either of them is bound providing for the issuance of any additional securities of the Partnership, Merger LP or the Corporation.

          (c)  Authorization. The execution, delivery and performance of this
               -------------
Agreement have been duly and validly authorized by all necessary action on the part of the Partnership and the Corporation, other than the approval of the Conversion by the Unitholders. This Agreement has been duly executed and delivered by the Partnership and the Corporation and is enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (ii) public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing and except as rights to indemnity or contribution may be limited by applicable law or (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (d)  Consents and Approvals; No Violation. Except as set forth in
               ------------------------------------
Schedule 2.1(d), neither the execution and delivery of this Agreement by the
---------------
Partnership or the Corporation nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Partnership Agreement; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA"), (C) filings under state securities laws or in connection with maintaining the good standing and qualification of Merger LP and the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Partnership or the Corporation; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Partnership or any of its subsidiaries is a party or by which the Partnership, the Corporation or any of their respective subsidiaries or assets may be bound (collectively, the "Material Agreements"), except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Partnership, the Corporation or any of their respective subsidiaries; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Partnership or the Corporation or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Partnership or the Corporation.

     SECTION 2.2  Representations and Warranties by PCMC. PCMC represents and
                  --------------------------------------
warrants to the other parties that:

          (a)     Organization and Good Standing. It is a limited partnership
                  ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)  Authorization. The execution, delivery and performance of this
               -------------
Agreement have been duly and validly authorized by all necessary action on the part of PCMC.

          (c)  Consents and Approvals; No Violation. Neither the execution and
               ------------------------------------
delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership or the Certificate of Limited Partnership of PCMC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of certificates of merger pursuant to the Delaware RULPA, (C) filings under the state securities laws or in connection with maintaining the good standing and qualification of Merger LP and the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PCMC; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which PCMC or its subsidiaries is a party or by which they or its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on PCMC, or any of its subsidiaries; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to PCMC or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on PCMC.

          (d)  Ownership Interests; Title. PCMC is the owner of record and
               --------------------------
beneficially of (i) the general partner interests in the Partnership and the Manufacturing Partnership, and (ii) the 4 shares of common stock of Marketing. PCMC has not received any notice of any adverse claim to the ownership of such general partner interest and/or common stock and does not have any reason to know of such adverse claim that may be justified. On the date of the Closing, PCMC shall have good and transferable title to such interests and common stock, free and clear of all liens.

          (e)  Ownership in PCMC. As promptly as possible following execution of
               -----------------
this Agreement, PCMC shall deliver a schedule of Messrs. Scully, Patterson and Oberndorf's direct and indirect ownership interests in PCMC to the

Special Committee (as hereinafter defined), which ownership interests shall not change prior to the Closing Date. The schedule shall also set forth those direct and indirect ownership interests in PCMC not owned by Messrs. Scully, Patterson and Oberndorf, which schedule shall be updated to reflect transfers between the date of this Agreement and the Closing Date.

                                  ARTICLE III
                      ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 3.1  Affiliates. Prior to the Closing Date, the Partnership shall
                  ----------
deliver to the Corporation a letter identifying all persons who are, at the time the Conversion is submitted for approval to the limited partners of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The Partnership shall use its reasonable efforts to cause each such person to deliver to the Corporation on or prior to the Closing Date executed affiliates' letters in customary form.

     SECTION 3.2  Fees and Expenses. Whether or not the Conversion is
                  -----------------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder, to the extent such costs and expenses are not incurred on behalf of and for the benefit of the Partnership, shall be paid by the party incurring such cost or expense.

     SECTION 3.3  Stock Exchange Listing. The Corporation shall use its best
                  ----------------------
efforts to cause the Common Stock to be issued in the Conversion to be approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance, prior to the Closing Date. The Partnership shall cause the Units to be delisted at or immediately after the Effective Time.

     SECTION 3.4  Indemnification.
                  ---------------

          (a) The Partnership shall, and from and after the Effective Time, the Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, partner, shareholder, agent or fiduciary of the Partnership, PCMC, Merger LP or the Corporation (the "Companies") or an affiliate of such person (collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceed-ing") based in whole or in part out of the fact that such person is or was an officer, director, partner, shareholder, agent or fiduciary of one or more of the Companies or an affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership or a corporation is permitted under Delaware law to indemnify such persons or entities; and the Partnership (and after the Effective Time, the Corporation) will pay or reimburse expenses in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Without limiting the foregoing, in the event any such Proceeding is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, (ii) the Partnership (and after the Effective Time, the Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.4, upon learning of any Proceeding, shall notify the Partnership (and after the Effective Time, the Corporation) (but the failure so to notify the Partnership or the Corporation, as the case may be, shall not relieve the Partnership or the Corporation from any liability which it may have under this Section 3.4 except to the extent such failure prejudices the indemnifying party) and shall deliver to the Partnership (and after the Effective Time, the Corporation) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b) The provisions of this Section 3.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the Indemnified Party's heirs, representatives, successors and assigns.

     SECTION 3.5  Control Rights.
                  --------------

          (a) For purposes of this Section 3.5, the following terms shall have the meanings set forth below:

          "Beneficial Ownership" shall mean ownership of a security by a person who would be treated as an owner of such security, either directly or indirectly, under section 542(a)(2) of the Code, taking into account for this purpose, the constructive ownership rules of section 544 of the Code, as modified by section 856(h) of the Code.

          "Extraordinary Transaction" shall mean any transaction (i) which requires the vote of all stockholders of the Corporation (other than the election of directors) under the Delaware General Corporation Law, (ii) which requires stockholder approval pursuant to Rule 312.03(c) or (d) of the New York Stock Exchange Listed Company Manual (or the equivalent rule, if any, of any stock exchange or automated quotation system on which the Corporation may be listed), or (iii) pursuant to which an amendment to the bylaws of the Corporation would be effected by vote of its stockholders.


          "First Threshold Amount" shall mean 5 million shares of Common Stock and /or shares of Special Voting Stock, in the aggregate, subject to adjustment for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or like transaction as contemplated in
Section 6.8.

          "Independent Directors" shall mean those members of the Board of Directors of the Corporation that are neither (i) members of the Corporation's management, nor (ii) designated pursuant to the terms of this Section 3.5.

          "Permitted Transferee" shall mean, with respect to any Person or Persons, (i) any natural person who is related by blood or marriage to any such Person, (ii) any trust or partnership of which there are no principal beneficiaries or partners, as the case may be, other than any such Person or Permitted Transferees of such Person, (iii) any charitable foundation over which any such Person has discretionary authority, and (iv) any heirs or executors of any such Person.

          "Principals" means Messrs. Scully, Patterson and Oberndorf, collectively.

          "Second Threshold Amount" shall mean 3 million shares of Common Stock, in the aggregate, subject to adjustment for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or like transaction as contemplated in Section 6.8.

          "Threshold Amount" shall mean either the First Threshold Amount or the Second Threshold Amount, as applicable.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Beneficial Ownership of a security, whether voluntary or involuntary and whether by operation of law or otherwise, including without limitation, a put, call, swap or other transaction that would cause the holder not to retain substantially all the opportunity for gain and substantially all the risk of loss with respect to such security.

          (b) The Corporation hereby agrees to take all action necessary such that, prior to each meeting of the Corporation's stockholders at which directors of the Corporation are to be elected, the Board of Directors of the Corporation (the "Board") shall (i) include the number of designees (if any) determined in accordance with the next two sentences that have been designated by the Principals and shall not have been rejected by the Corporation for cause (based on a reasonable application of the definition thereof contained in the Certificate of Incorporation of the Corporation) in each slate of proposed directors put forth by the Corporation to its stockholders, and (ii) use its best efforts to cause such designees to be recommended by the Board for election in any proxy solicitation materials disseminated by the Corporation in connection with such meeting. Subject to paragraph (d) below, for so long as the Principals Beneficially Own at least the First Threshold Amount of Common Stock and/or shares of Special Voting Stock in the aggregate at the time such slate of Board nominees is determined, the Principals shall be entitled to designate nominees constituting a majority of the Board, provided, however, that pursuant to this sentence, the Principals shall not be entitled to have more than the minimum number of designees required such that (assuming the election of such designees to the Board) all of the Principals' nominees will constitute the smallest number of directors necessary to represent a majority of the Board at any time. Subject to paragraph (d) below, for so long as the Principals Beneficially Own less than the First Threshold Amount but at least the Second Threshold Amount of Common Stock in the aggregate at the time such slate of Board nominees is determined, the Principals shall be entitled to designate two nominees to the Board, provided, however, that pursuant to this sentence, the Principals shall not be entitled to have more than the minimum number of designees required such that (assuming the election of such designees to the Board) all of the Principals' nominees will constitute two members of the Board at any time. Unless the Corporation shall have received written notice to the contrary from the Principals at least 10 business days prior to the date that stockholder proposals would be required to be submitted pursuant to the Exchange Act, the Corporation shall nominate the designee(s) for that annual meeting of its stockholders, whose terms would otherwise expire at such meeting.

          Subject to the limitation provided in paragraph (d) below, in calculating the Beneficial Ownership for purposes of the previous paragraph and paragraph (d) below, shares of Special Voting Stock and shares of Common Stock received by the PCMC Partners pursuant to the terms of this Agreement and the Merger Agreements and owned by the PCMC Partners on the Closing Date shall be deemed to be 100% Beneficially Owned by the Principals for purposes of this
Section 3.5, so long as (i) the PCMC Partners shall maintain their Beneficial Ownership of such securities and the Principals and their Permitted Transferees maintain their collective voting and dispositive power with respect to such securities or (ii) if such securities are distributed by the PCMC Partners, the Principals and their Permitted Transferees Beneficially Own the applicable Threshold Amount and maintain substantially all of their collective opportunity for gain and risk of loss with respect to such securities; provided however, that for purposes of subsection (i) above, in the event that the Principals voting interests or the opportunity for gain and risk of loss in the PCMC Partners, other than Transfers of voting interests and the opportunity for gain and risk of loss to any Person that holds an ownership interest in the PCMC Partners as of the Effective Date, such 100% deemed Beneficial Ownership by the Principals shall be reduced by such Transferred amount, and provided further,
                                                            -------- -------
that if the PCMC Partners Transfer any such securities to a Person in which they own a majority of the voting power and economic value, the PCMC Partners will be deemed to Beneficially Own that same percentage of the total shares of Special Voting Stock and/or shares of Common Stock held by such Person.

          (c) Initially, the Principals shall designate one Class I director, two Class II directors and two Class III directors (each as defined in the Bylaws of the Corporation), and, so long as they are capable, Messrs. Scully, Patterson and Oberndorf shall be designated as a Class I, Class II and Class III director, respectively. Upon the death, resignation or removal of a nominee designated by the Principals in accordance with the preceding paragraph, the Corporation shall use its best efforts to have the vacancy filled by a person designated by the Principals consistent with the standard set forth in paragraph
(b) above.

          (d) If the Beneficial Ownership calculated as aforesaid shall at any time drop below a Threshold Amount, the Principals shall permanently lose any rights that are conditioned on ownership in excess of such Threshold Amount, regardless of whether any person shall acquire additional shares of Special Voting Stock and/or Common Stock which would otherwise cause the Beneficial Ownership to exceed such Threshold Amount.

          (e) Within 20 days of any request by the Corporation, the Principals shall provide reasonable documentation to the Corporation (which shall be kept confidential and used solely for the purpose of verifying the Beneficial Ownership of the Principals and their Permitted Transferees) so that the Corporation may determine its obligations under this Section 3.5.

          (f) The rights set forth in this Section 3.5 are nontransferable, and shall not inure to the benefit of any successor or assign of the Principals.

          (g) Upon the death of any of the Principals, the rights set forth in this Section 3.5 shall not transfer to the heirs or executors of such decedent, but shall instead be exercisable by the surviving member(s) of the Principals, collectively, provided, that, the calculation of the Threshold Amounts shall
              --------  ----
continue to be based on the Beneficial Ownership of shares of Special Voting Stock and/or shares of Common Stock by such decedent's heirs and executors. Upon the death of the last of the Principals, the rights set forth in this
Section 3.5 shall terminate.

          (h) In the event that any Permitted Transferee ceases to be a Permitted Transferee, any shares of Special Voting Stock and/or shares of Common Stock held by such Person shall be deemed to have been Transferred to a Person that is not a Permitted Transferee for purposes of calculating the Threshold Amounts.

                                  ARTICLE IV
                         CONDITIONS TO THE CONVERSION

     SECTION 4.1  Conditions to Each Party's Obligation to Effect the
                  ---------------------------------------------------
Conversion.  The respective obligations of the parties to effect the Conversion
----------
shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

              (a) Limited Partner Approval. The Conversion shall have been
                  ------------------------
approved and adopted by Unitholders holding at least 66 2/3% of the outstanding Units.

              (b) Approvals. All authorizations, consents and permits required
                  ---------
to perform this Agreement and the Merger Agreements and the transactions contem plated hereby and thereby under the Material Agreements or under applicable law shall have been obtained and the required statutory waiting period under the Hart-Scott-

Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

          (c) Registration Statement. The Registration Statement filed pursuant
              ----------------------
to Section 1.4(a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          (d) Blue Sky Compliance.  The Corporation shall have complied with all
              -------------------
requirements of state securities or "blue sky" laws with respect to the issuance of the securities in the Conversion.

          (e) Special Committee Determination.  The Special Committee of the
              -------------------------------
board of directors of Corp I (the "Special Committee") shall not have withdrawn its determination that the Conversion is fair to the Unitholders.

          (f) Fairness Opinion.  Neither the fairness opinion delivered to the
              ----------------
Partnership by Merrill Lynch & Co. and to be included as an exhibit to the Proxy Statement/Prospectus nor the fairness opinion delivered to the Special Committee by Salomon Smith Barney, Inc. and to be included as an exhibit to the Proxy Statement/Prospectus shall have been rescinded prior to the Closing Date.

          (g) Tax Opinion. Skadden, Arps, Slate, Meagher & Flom LLP shall have
              -----------
delivered a substantially unqualified opinion to the parties, generally to the effect that (i) the Corporation has been organized in conformity with the requirements for qualification as a REIT under the Code, (ii) the Corporation's planned method of operation, as well as the planned methods of operation of Merger LP and the Corporate Subsidiaries will enable the Corporation to meet the requirements for qualification and taxation as a REIT, (iii) the distribution of REIT shares to the partners of the Partnership and PCMC as a result of the Partnership Merger and the PCMC Merger, respectively, will generally not be subject to United States federal income tax, except with respect to particular partners in light of their individual circumstances and (iv) the recapitalization of Marketing will not result in gain or loss to Marketing, the Partnership or the holders of shares of Marketing stock, provided, however, that the opinions set forth in clauses (iii) and (iv) shall not be required to the extent that the Partnership receives a private letter ruling from the Internal Revenue Service that, to the reasonable satisfaction of PCMC, addresses the subjects of clauses (iii) and (iv). Such opinion shall be based upon customary letters of representation from the officers of the Corporation, other transferors and major equity holders and may make customary assumptions, including that the Corporation has no present plan or intention to issue equity for cash or other property following the Merger.

          (h) Registration Rights Agreements.  The Corporation and the PCMC
              ------------------------------
Partners shall have entered into a Registration Rights Agreement on usual and customary terms reasonably satisfactory to the parties hereto, the provisions of which shall include one Common Stock demand registration per six-month period commencing twelve months after the Effective Time (with each demand covering not less than 1 million shares of Common Stock), customary piggyback registration rights and customary indemnification for violations of the Securities Act and the Exchange Act. All such registration rights may also be exercised by the Principals and their Permitted Transferees. In addition, the Corporation shall be responsible for customary costs of registration, other than broker's fees, discounts, transfer taxes or other selling expenses and the expenses of legal counsel to the selling stockholders.

          (i) Issuance of Subsidiary Securities.  The Manufacturing Partnership
              ---------------------------------
and members of the management of the Partnership shall have consummated the acquisition of securities of the Corporate Subsidiaries and Marketing.

          (j) Certificate of Incorporation and By-Laws.  The Corporation's
              ----------------------------------------
Certificate of Incorporation and By-Laws shall be in effect in substantially the form attached hereto as Annexes 2 and 3, respectively.

          (k) Representations and Warranties.  The representations and
              ------------------------------
warranties made by the parties to this Agreement shall be true and correct on the Closing Date in all material respects.

          (l) Other Documentation.  The parties hereto shall have entered into
              -------------------
such other agreements as are contemplated by the Conversion on terms reasonably satisfactory to the parties hereto.

                                   ARTICLE V
                          TERMINATION AND ABANDONMENT

     SECTION 5.1  Termination and Abandonment.  This Agreement may be terminated
                  ---------------------------
and the Conversion may be abandoned at any time prior to the Effective Time, whether before or after approval by the Unitholders, by action of the Board of Directors of Corp I.

     SECTION 5.2  Amendment.  This Agreement may not be amended except by an
                  ---------
instrument in writing signed on behalf of each of the parties hereto (or, in the case of a dissolution of PCMC, signed by each of the Principals in lieu of
PCMC); provided,
however, that after approval of the Conversion by the Unitholders, no amendment may be made which decreases the amount or changes the type of consideration to which the Unitholders are entitled under this Agreement, increases the amount payable, in any material respect, or changes the type of consideration to which the PCMC Partners are entitled under this Agreement, or otherwise adversely affects the rights of the Unitholders without the further approval of the Unitholders; provided, further, that following the Effective Time and for so long as the Principals Beneficially Own at least the Second Threshold Amount (as such terms are defined in Section 3.5), this Agreement may only be amended with the further consent of a majority of the members of a committee of the members of the Board of Directors of the Corporation that have not been designated by the Principals.

     SECTION 5.3  Waiver.  Any time prior to the Effective Time, whether before
                  ------
or after the meeting referred to in Section 1.4(a), any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such party; provided, however, that after approval of the Conversion by the Unitholders, no waiver may be given which materially adversely affects the rights of the Unitholders without the further approval of the Unitholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VI
                                 MISCELLANEOUS

     SECTION 6.1  Notices.  Any notices or other communications required or
                  -------
permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at

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